Exhibit 23.1

KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 23, 2024, with respect to the consolidated financial statements of American Battery Technology Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Portland, Oregon

December 12, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.